Filed Pursuant to Rule 433
                                                         File No.: 333-129918-05

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.



 #   Property Name                                         Description

---  ----------------------------------------------------  -----------
48   790 Riverside Drive Owners                                      1
95   30 E. 9th St. Owners Corp.                                      1
107  30-34 Pearsall Owners Corp.                                     1
140  150 East 93 Corp.                                               1
142  Elmhurst Towers Apartments, Inc.                                1
180  Fairfield Views Inc. a/k/a Fairfield Views, Inc.                1
196  Ocean Harbor Club Owners, Inc.                                  1
224  770 Owners Corp.                                                1
233  Smith St. Gardens, Inc.                                         1
239  139 East 63rd Street, Inc.                                      1
275  16872 East 90 Corp.                                             1
279  Grooster Corp.                                                  1
280  602 Avenue T Owners Corp.                                       1
286  Monaco Lake East Apartments, LLC                                1
291  588 Apartments Corp.                                            1
293  682 Tenant Corporation                                          1
295  Ocean Kay Realty Corp.                                          1
298  Parkview Apartments                                             1
306  Autumn Trace Apartments                                         1
308  Sherwood Village Cooperative A, Inc.                            1
309  Sunset Green Housing Corporation                                1
316  340 West Owners Corp.                                           1
326  222 Bowery Owners Corp.                                         1
330  Advance Auto Parts                                              1
332  Kings Landing Apartments                                        1
333  Summit House, Inc.                                              1
334  2909 Ocean Avenue Owners Corp.                                  1
337  523-533 Tenants Corp.                                           1
343  Prince Lofts, Inc.                                              1
345  Randall Heights Apts                                            1
347  Summer Bend Apartments                                          1
352  26 Pondfield Road West Owners, Inc.                             1
354  214 West 16th Street Owners Corp.                               1
355  Standish Cabot Apartments, Inc.                                 1
358  Tribeca Tower Inc.                                              1
359  Fountain Manor Estates, Incorporated                            1
23   105 West Adams Street                                           2       * Applies to only the release amount of $12,919,172
 6   The Dream Hotel                                                 2
17   Delaware Multifamily Portfolio                                  2
35   Village Shoppes at Gainesville                                  2
46   Ludlam Point Apartments                                         2
55   Brainard Place Medical Campus                                   2
66   Lakeside Terrace Shopping Center                                2
82   Hampton Inn & Suites - Outer Banks                              2
89   Spring Center Shopping Center                                   2
94   Woods Apartments                                                2
136  UG Buena Park Center                                            2
152  Shoppes at Brantley Hall                                        2
157  Yampa River Office Park and Resort Center                       2
211  Grayton Park Apartments                                         2
240  380-384 Prospect Place                                          2
241  Route 6 Self Storage                                            2
254  Alexander Hamilton Plaza Apts                                   2
257  Greenwood Oaks Business Park                                    2
271  Clayton's Self Storage                                          2
276  15-45 Elam St                                                   2
283  East 60 Village                                                 2
310  Rivercrest Village                                              2
346  Swiss Garden Townhomes                                          2
128  Scripps Health Office                                           3
162  Sports Authority - Albuqerque                                   3
174  Napa Industrial                                                 3

1 - PV method with remaining term discount rate not converted to MEY
2 - PV method with remaining term discount rate converted to MEY
3 - PV of a series of "Monthly Amounts", from prepayment date to maturity date, using the remaining term discount rate not converted to MEY. The "Monthly Amount" is equal to one twelfth (1/12) of the excess of the loan coupon over the discount rate multiplied by the amount prepaid.